UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2014

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave. Ste. 219 West Palm Beach, FL		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 465-0030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On December 30, 2014, Forward Industries, Inc. (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”). On January 5, 2015, IVS Associates, Inc., the independent Inspector of Elections for the Annual Meeting, delivered to the Company its final, certified voting results. The total number of shares of the Company’s common stock and convertible preferred stock voted in person or by proxy at the Meeting was 6,310,307, representing approximately 69.07% of the 9,135,965 shares outstanding and entitled to vote at the Meeting.  The matters voted on by shareholders and the number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, with respect to each matter is set forth below.

Proposal 1.  To elect the nominees listed below as directors of the Company:

	FOR	WITHHOLD
John F. Chiste	1,550,156	40,697
Robert Garrett, Jr.	1,549,256	41,597
Joseph E. Mullin III	1,549,857	40,996
Robert M. Neal	1,550,246	40,607
Frank LaGrange Johnson	1,548,581	42,272
Terence Bernard Wise	4,596,468	6,364
Howard Morgan	4,596,588	6,244
Michael Luetkemeyer	4,590,459	12,373
Eric Freitag	3,900,071	702,761
N. Scott Fine	3,658,175	944,657

There were 116,622 broker non-votes with respect to the election of directors.

Based on these results, the following nominees were elected as directors at the Annual Meeting, each to serve until the next annual meeting of shareholders and until his successor is elected and qualified: Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag and N. Scott Fine.

Proposal 2.  To ratify the appointment of CohnReznick as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015:

3,559,482	93,320	2,657,505
For	Against	Abstentions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Dated: January 5, 2015	By:	/s/ Robert Garrett, Jr.
		Name:	Robert Garrett, Jr.
		Title:	Chief Executive Officer